UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934,

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SIGNATURE GROUP HOLDINGS, INC.
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Signature Group Letter Reports Additional Background on McIntyre’s Hand-Picked Nominees

Calls for Stockholders to Vote “FOR” Board’s Nominees and Proposals on WHITE Proxy Card

SHERMAN OAKS, Calif., July 17, 2012 /PRNewswire/ -- Signature Group Holdings, Inc. (SGGH), today issued the attached open letter to its stockholders. If stockholders have questions about how to vote shares, or need additional assistance, they are encouraged to contact the firm assisting the Company in the solicitation of proxies, INNISFREE M&A INCORPORATED. Stockholders Call Toll-Free: (888) 750-5834; Banks and Brokers Call Collect: (212) 750-5833.

July 17, 2012

Dear Fellow Stockholders,

As you may now be aware, all three independent proxy advisory services—ISS, Glass Lewis & Co. and Egan-Jones Proxy Services—have recommended voting for Signature’s White Proxy Card Nominees.

But James McIntyre, the former Chairman and CEO of the Company when it operated prior to bankruptcy as Fremont General Corporation, is still trying to take back control of your Company. McIntyre remarkably claims as defense of his record at Fremont that his Chairman position during this time was merely “titular” so he had no responsibility to remain informed and exercise any of the authority bestowed upon him as the Chairman of both the Board and the Executive Committee. This should shock and surprise the stockholders who re-elected him as an Executive Officer Chairman of the Board each of these years. Nowhere in the Fremont proxy statements did he ever disclose that he would collect $22.4 million during this period merely for having a title. Glass Lewis recognized McIntyre’s failed leadership as suggestive of “a large degree of willful ignorance”.

Rather than take any responsibility for over $1.2 billion in losses during 2006 and 2007, McIntyre blames other executives at Fremont, including the person he groomed and selected to succeed him as Chief Executive Officer. Now McIntyre urges the stockholders to trust him again and vote for him and his hand-picked nominees to find a new CEO to lead Signature.

Do not let that happen. The Signature annual meeting is just one week away, so time is short. Protect the value of your investment—we urge you to vote your WHITE proxy card today.

McIntyre’s Hand-Picked Nominees

James McIntyre, age 79, complains that the Company is picking on him and ignoring the accomplishments of the director slate he is supporting. We do no such thing. Mr. McIntyre’s nominees have offered to serve under a failed leader who abdicated his responsibilities as Fremont’s Executive Officer Chairman of the Board. By sharing a slate with McIntyre, they have demonstrated support for the man who oversaw the destruction of enormous stockholder value. We agree that McIntyre’s nominees deserve to be judged on their own merits, and those merits are described below. But his nominees, who own little or no Signature shares, must also be judged by the company they have chosen to keep. Having rallied to McIntyre’s side, the entire Gold Card slate is tainted by the failures of their leader. These are the nominees who have chosen to stand with Mr. McIntyre.

Robert Peiser, age 64 – Mr. Peiser is a former director who was invited on the Board in 2010 by the Signature plan proponents during the Fremont bankruptcy process. But rather than help the new management team to implement the Company’s business plan that was strongly endorsed by a majority of Fremont’s stockholders and confirmed by the bankruptcy court, Mr. Peiser chose to hinder implementation of the plan. Mr. Peiser then used his position as Chairman of the Audit Committee to force changes in the Company’s stockholder approved business plan causing delays in the Company’s SEC filings. In addition, he engaged special counsel to the Audit Committee to review and advise on the SEC filings even though the Company’s SEC counsel, was already reviewing these same materials. This duplication of effort at Mr. Peiser’s direction caused additional expenses of over $200,000. And for that Mr. Peiser received an additional $35,000 in annual supplemental Audit Committee Chair fees.

In his resignation letter to the Board, Mr. Peiser cited the existence of the external management structure as one of his primary reasons for quitting. Yet now he is participating in a proxy contest that complains of terminating the external management structure. Additionally, Mr. Peiser not only voted for the Company’s Director compensation package that he and the Gold Card nominees now oppose as “unnecessary and egregious”, he expressly advocated for it even though it was contrary to the Signature Plan of Reorganization and over the objection of and votes against by the management directors Craig Noell and Kenneth Grossman. During his time on the Board, Mr. Peiser was the highest paid director or executive officer, receiving even more compensation than the Company’s CEO. His failure to publicly acknowledge he is participating in a proxy contest that complains of the very things he advocated for, voted for, and was the biggest financial beneficiary of while a member of the Board is hypocritical at the very least.

J. Hunter Brown, age 58 (NO Signature shares owned) – Mr. Brown was previously proposed as a nominee by Michael Blitzer of Kingstown Capital Management, LLC. Kingstown previously invested in Whitney Information Network (now called Tigrent, Inc.) and agitated for board seats for Mr. Brown and others. As a result, Mr. Brown was elected to the Board of Whitney in September 2009 and served as Tigrent’s Audit Committee Chairman. While he held this position, Tigrent determined its “internal controls over financial reporting were not effective.” In addition, Tigrent continued to suffer from material weaknesses for among other things, errors in revenue recognition and poor communication between operations and financial reporting personnel. This is the only public company board on which Mr. Brown serves as a director. Since his election as a director, Tigrent’s stock lost over 95% of its value. It has since terminated its SEC registration and was delisted from trading. Hardly the record of successful corporate governance McIntyre promises.

More recently, Mr. Blitzer, recommended Mr. Brown as a director for Signature and the Company, as part of its selection process, Signature met with Mr. Brown. In his interview with the Company as a prospective nominee, Mr. Brown declined to answer any questions about the Company, including his thoughts on a business plan or strategy for Signature. The Company has great concerns over such secrecy by a prospective director and questions whether McIntyre has performed proper diligence and obtained necessary information before including him as a Gold Card nominee.

Joyce White, age 54 – (NO Signature shares owned) Ms. White has NO public company Board experience. She spent much of her career at Bank of America Business Capital, the bank’s asset lending business, a line of business that McIntyre now believes is inappropriate for Signature. Furthermore, Ms. White has no public record of merger experience that is the cornerstone of McIntyre’s business plan for Signature. Such experience is conspicuously absent from her biography in the Gold Card proxy materials. Nor does it appear in her resume or responses to the questionnaire she submitted to Signature in consideration of her nomination.

In April 2009, shortly after leaving Bank of America, Ms. White was appointed CEO and director of Prospect Mortgage, a privately held mortgage lender formed in 2006. In May 2010, without public explanation, she ceased to be CEO, but remains a director. In July 2011, the Department of Housing and Urban Development announced a $3.1 million settlement with Prospect Mortgage for operating “sham businesses” with little or no employees, capital and/or offices to give the appearance Prospect was creating legitimate joint ventures with real estate brokers, agents, banks and mortgage services.

Barton Gurewitz, age 70 (NO Signature shares owned) – Mr. Gurewitz had a distinguished career as an investment banker and he is well thought of by several of our directors. The proxy materials indicate that Mr. Gurewitz is a Managing Director at Wedbush Securities, Inc. However, he no longer appears on the Wedbush website in the listing of Managing Directors, leading us to question if he continues to be employed and maintain an active role. Additionally, he does not appear to have served on any public company Board in a very long time. Mr. Gurewitz does have a long association with Mr. McIntyre – in 1973 he assisted McIntyre with the Fremont initial public offering.

We think the choice is clear: Going forward with a board committed to building value for all stockholders rather than returning the Company to the control of a man who takes no responsibility for his repeated failures that set the stage for bankruptcy. Please protect your best interests and vote FOR your Board’s recommended nominees by returning your WHITE proxy card today. Your Board also recommends that you vote FOR each of the other five proposals listed on the WHITE proxy card.

Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in the Company by voting the WHITE proxy card. To ensure your votes are received prior to the meeting, we urge you to vote today by telephone or by Internet. Please do not return or otherwise vote any gold proxy card sent to you by McIntyre.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

John Nickoll Chairman of the Board of Directors	Craig Noell Chief Executive Officer

About Signature Group Holdings, Inc.

Signature is a diversified business and financial services enterprise with principal activities in industrial distribution and special situations financings. Signature has significant capital resources and is actively seeking acquisitions as well as growth opportunities for its existing businesses. The Company was formerly an industrial bank and financial services business with over $9 billion in assets that was reorganized during a two year bankruptcy period. The reorganization provided for Signature to maintain federal net operating loss tax carryforwards in excess of $890 million. For more information about Signature, visit its corporate website at www.signaturegroupholdings.com.

Cautionary Statements

This news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and beliefs of the Company. The Company does not undertake to update or revise forward-looking statements in this news release to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws. No stock exchange or regulatory authority has approved or disapproved of the information contained herein.

Contact

Signature Group Holdings, Inc. Investor Relations

(805) 435-1255

invrel@signaturegroupholdings.com